The first ever Louvre artist-in-residence

Anthony DeSimone <adesimone@masterworks.com>
to rluu

Hey Rebecca,

Happy New Year! How did you celebrate this year?

To kick it off, we're offering a painting by Elizabeth Peyton, the first woman awarded with a residency in the world-famous Louvre museum in Paris, where the Mona Lisa resides.

With perhaps the greatest collection of master paintings in the world, the Louvre is not exactly known for having on-site studios.

Only THREE artists have had solo exhibitions at the Louvre in their lifetime, let alone had a studio there, and one of them was Pablo Picasso.

This news comes after Peyton's best-ever year at market, which we've been tracking for a while now. She broke her auction record with a $2.6M sale two weeks ago.

Our offering is a rare $722,000 work by an artist honored by the most-visited museum in the world.

74% SOLD OUT

Drop me a reply if you're interested in investing in Peyton, and I'll send you more information.

Best,
Anthony DeSimone
—

SVP, Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

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